FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc.
3900 Lakebreeze Avenue North
Minneapolis, MN 55429
(763) 592-2200
www.cariboucoffee.com
Investor Relations Contact:
ICR
Kathleen Heaney (203) 803-3585
ir@cariboucoffee.com
Caribou Coffee Announces Preliminary 2Q 2007 Total Net Sales and
Comparable Coffeehouse Net Sales
• Comparable Coffeehouse Net Sales Increase 1 Percent
• Signs Development Agreement for Northern New Jersey
• “Other Sales” Increase 43 Percent
•Opens 11 Coffeehouses
Minneapolis, Minnesota, July 12, 2007. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest company-owned gourmet coffeehouse operator in terms of coffeehouses, today announced that preliminary total net sales for the thirteen weeks ended
July 1, 2007, was approximately $62.7 million, an increase of 11 percent over the same period in the prior year. For the twenty-six week period ended July 1, 2007, preliminary total net sales rose 11 percent over the same period in the prior year.
Comparable Coffeehouse Sales Comparable coffeehouse net sales increased 1 percent for the thirteen weeks ended July 1, 2007, compared with the same thirteen weeks in the prior year. For the twenty-six week period ended July 1, 2007, comparable coffeehouse net sales were flat (0 percent) as compared with the same twenty-six week period in the prior year. Franchised stores are not included in the comparable coffeehouse net sales calculations.

Caribou Coffee Signs Domestic Area Development Agreement
Michael J. Coles, Chairman and CEO of Caribou Coffee is pleased to announce that the company has signed a domestic Development Agreement with a U.S. area developer. “We are excited that we will be bringing the ‘Caribou Experience’ to the northern New Jersey market through this franchise relationship with Jersey Coffee Company, Inc.,” commented Mr. Coles. The agreement provides for a minimum of 20 coffeehouses over the next six years.
Other Sales
Preliminary “Other Sales”, which consist of sales to commercial customers, franchisees, mail order and Internet sales, increased 43 percent during the thirteen weeks ended July 1, 2007, to $3.4 million versus $2.4 million during the thirteen weeks ended July 2, 2006. This increase was primarily driven by commercial sales and product sales to franchisees. For the twenty-six week period ended July 1, 2007, “Other Sales” were 42 percent higher than the same period in the prior year.
Coffeehouse Openings
At July 1, 2007, there were 480 coffeehouses, of which 5 company-owned and 6 franchised coffeehouses opened during the thirteen weeks ended July 1, 2007. Caribou Coffee closed 6 company-owned coffeehouses during the thirteen weeks ended July 1, 2007.

Select Operating Data

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	7/01/2007	7/02/2006	7/01/2007	7/02/2006

Comparable Coffeehouse Sales (Company-Owned)	1%	-4%	0%	-2%

COFFEEHOUSE COUNT
Company-Owned:
Coffeehouses open at beginning of period	442	394	440	386
Coffeehouses opened during the period	5	13	9	23
Coffeehouses closed during the period	6	2	8	4
Coffeehouses open at end of period:
Total Company-Owned	441	405	441	405

Franchised:
Coffeehouses open at beginning of period	33	8	24	9
Coffeehouses opened during the period	6	6	15	7
Coffeehouses closed during the period	0	3	0	5
Coffeehouses open at end of period:
Total Franchised	39	11	39	11
TOTAL COFFEEHOUSES AT PERIOD END	480	416	480	416

The Company expects to release fiscal second quarter 2007 financial results after the market close on Thursday, August 2, 2007.
About the Company
Caribou Coffee, founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of July 1, 2007, Caribou Coffee had 480 coffeehouses, including 39 franchised locations. Caribou Coffee’s coffeehouses are located in 18 states and the District of Columbia, as well as in several venues outside the United States. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. Caribou Coffee also sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and a unique style of customer service. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com .

Forward-Looking Statements
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
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